Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Exhibit 21.1

List of Subsidiaries of Oportun Financial Corporation

The following is a list of subsidiaries of Oportun Financial Corporation and the state or other jurisdiction in which each was organized. This list does not include dormant subsidiaries or subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Subsidiary	Jurisdiction of Formation

Oportun, Inc.	Delaware

Progreso Receivables Funding III, LLC	Delaware

Oportun Funding I, LLC	Delaware

Oportun Funding II, LLC	Delaware

Oportun Funding III, LLC	Delaware

Oportun Funding IV, LLC	Delaware

Oportun Funding V, LLC	Delaware

Oportun Funding VI, LLC	Delaware

Oportun Funding VII, LLC	Delaware

Oportun Funding VIII, LLC	Delaware

Oportun Funding IX, LLC	Delaware

Oportun, LLC	Delaware

OPTNSVC Mexico, S. de R.L. de C.V.	Mexico

PF Servicing, LLC	Delaware

PF Servicing, S. de R.L. de C.V.	Mexico